           Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

Alliant TechSystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

          Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to Alliant Techsystems Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 3,506,097 shares (the “Shares”) of common stock of the Company, par value $.01 per share (the “Common Stock”). Of these Shares, 3,048,780 will be sold from time to time by the Selling Stockholder named in the Registration Statement and 457,317 will be sold by the Company subject to the over-allotment option to be granted to the underwriters. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Registration Statement.

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

          In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be sold for a price per share not less than the par value per share of the Common Stock.

          Based on the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder and the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action, and that the Shares, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Date:    December 3, 2001

Very truly yours,

/s/ DORSEY & WHITNEY LLP

RAK